EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Helen of Troy Limited:

We have issued our reports dated May 12, 2008 with respect to the consolidated financial statements, schedules and internal control over financial reporting included in the Annual Report of Helen of Troy Limited on Form 10-K for the year ended February 29, 2008.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Helen of Troy Limited on Form S-8 (File No. 333-11181, effective September 18, 1996; File No. 333-67349, effective November 16, 1998;  File No. 333-67369, effective November 17, 1998; File No. 333-90776, effective June 19, 2002; File No. 333-103825, effective March 14, 2003; and File No. 333-128832, effective October 5, 2005).

/s/ GRANT THORNTON LLP

Dallas, Texas
May 12, 2008